Exhibit 99.1

Skyline Bankshares, Inc. Announces Second Quarter 2026 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, July 28, 2026 (Globe Newswire) -- Skyline Bankshares, Inc. (the “Company”) (OTC QX: SLBK) – the holding company for Skyline National Bank (the “Bank”) – announced its results of operations for the second quarter of 2026.

The Company recorded net income of $5.0 million, or $0.89 per share, for the quarter ended June 30, 2026, compared to net income of $4.6 million, or $0.82 per share, for the first quarter of 2026 and net income of $3.8 million, or $0.68 per share, for the second quarter of 2025. For the six months ended June 30, 2026, net income was $9.6 million, or $1.71 per share, compared to net income of $7.4 million, or $1.32 per share, for the six months ended June 30, 2025. Second quarter 2026 earnings represented an annualized return on average assets (“ROAA”) of 1.50% and an annualized return on average equity (“ROAE”) of 17.70%, compared to 1.21% and 16.01%, respectively, for the same period last year. Net interest margin (“NIM”) was 4.62% for the second quarter of 2026, compared to 4.27% for the second quarter of 2025.

President and CEO Blake Edwards stated, “We are pleased to report another quarter of record earnings for Skyline. Our net interest margin continued to expand slightly as our total cost of funds fell to 1.11% during the quarter. Loan activity remained solid as well with an annualized growth rate of over 8%. We believe we remain well positioned for continued growth and success in the future and look forward to the opportunities ahead for the Skyline family.”

Highlights

●	Net income was $5.0 million, or $0.89 per share, for the second quarter of 2026, compared to $3.8 million, or $0.68 per share, for the second quarter of 2025.
●	NIM was 4.62% for the second quarter of 2026, compared to 4.55% in the first quarter of 2026, and 4.27% in the second quarter of 2025.
●	Total assets increased $38.6 million, or 2.99%, to $1.33 billion at June 30, 2026 from $1.29 billion at December 31, 2025, and increased by $49.1 million, or 3.83%, from $1.28 billion a year earlier.
●

Net loans were $1.10 billion at June 30, 2026, an increase of $49.6 million, or 4.72%, when compared to $1.05 billion at December 31, 2025, and increased $79.9 million when compared to $1.02 billion at June 30, 2025.

●	Total deposits were $1.18 billion at June 30, 2026, an increase of $2.2 million, or 0.19%, compared to December 31, 2025, and an increase of $40.4 million from $1.14 billion at June 30, 2025.
●	Book value increased from $19.00 per share at December 31, 2025 to $20.32 per share at June 30, 2026.

Second Quarter, First Half of 2026 Income Statement Review

Net interest income after provision for credit losses in the second quarter of 2026 was $13.9 million, compared to $12.2 million in the second quarter of 2025. Total interest income was $17.5 million in the second quarter of 2026, representing an increase of $1.3 million in comparison to the $16.3 million in the second quarter of 2025. Interest income on loans increased in the quarterly comparison by $1.5 million, primarily due to organic loan growth. Management anticipates that this loan growth will continue to have a positive impact on both earning assets and loan yields. Interest expense on deposits decreased by $244 thousand in the quarterly comparison due to deposit repricing. Management anticipates that interest expense on deposits could increase in the near term as competitive pressures for deposits may result in increases in rates on deposit offerings, especially on time deposits. Interest on borrowings decreased by $163 thousand, primarily due to the quarter over quarter decrease in average borrowings of $16.0 million.

For the first half of 2026, net interest income after provision for credit losses was $27.2 million compared to $23.7 million for the first half of 2025. Interest income increased by $2.7 million, primarily due to an increase of $3.0 million in interest income on loans. Interest expense on deposits decreased by $258 thousand for the six months ended June 30, 2026 compared to the same period last year. Interest on borrowings decreased by $507 thousand in the six-month comparison, primarily due to a decrease in average borrowings of $22.7 million in the year over year comparison.

Second quarter 2026 noninterest income was $2.2 million compared with $1.9 million in the second quarter of 2025. The increase of $312 thousand in the quarter over quarter comparison was primarily due to an increase in service charges and fees of $195 thousand and an increase of $69 thousand in mortgage origination fees.

For the six months ended June 30, 2026 and 2025, noninterest income was $4.2 million and $3.7 million, respectively. Included in noninterest income for the first six months of 2025 was $60 thousand from life insurance contracts. Excluding this item, noninterest income increased by $573 thousand in the year over year comparison, primarily because of an increase in service charges and fees of $340 thousand and an increase of $146 thousand in mortgage origination fees.

Noninterest expense in the second quarter of 2026 was $9.8 million compared with $9.2 million in the second quarter of 2025, an increase of $573 thousand, or 6.21%. Salary and benefits increased by $377 thousand in the quarterly comparison due to personnel additions and routine adjustments, as well as increased benefit costs. Occupancy and equipment expenses increased by $123 thousand, and data processing increased by $42 thousand in the quarterly comparison. Core deposit intangible amortization decreased by $42 thousand in the quarterly comparison.

For the six-month period ended June 30, 2026, total noninterest expenses increased by $1.1 million compared to the same period in 2025, primarily due to employee costs. Salary and benefit cost increased by $711 thousand. Occupancy and equipment expenses increased by $191 thousand, and data processing increased by $90 thousand from the first six months of 2025 to 2026. Core deposit intangible amortization decreased by $85 thousand.

Net income before taxes increased by $1.5 million in the quarterly comparison, causing a increase in income tax expense of $312 thousand. In the six-month comparison, net income before taxes increased by $2.9 million, resulting in an increase in income tax expense of $668 thousand.

Balance Sheet Review

Total assets increased in the second quarter of 2026 by $22.0 million, or 1.68%, to $1.33 billion at June 30, 2026 from $1.31 billion at March 31, 2026, and increased by $38.6 million, or 2.99%, from $1.29 billion at December 31, 2025. Total assets increased by $49.1 million, or 3.83%, when compared to $1.28 billion at June 30, 2025. The increase in total assets during the quarter can be primarily attributed to the loan growth of $22.0 million.

Total loans increased during the second quarter by $22.0 million, or 2.02%, to $1.11 billion at June 30, 2026 from $1.09 billion at March 31, 2026, and increased by $50.1 million, or 4.73%, compared to $1.06 billion at December 31, 2025. Total loans increased by $80.7 million, or 7.86%, when compared to $1.03 billion at June 30, 2025. Loan growth during the second quarter of 2026 was at an annualized rate of 8.12%.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.34% at June 30, 2026 compared to 0.45% at December 31, 2025. The allowance for credit losses was 0.83% at June 30, 2026 compared to 0.82% at December 31, 2025, respectively.

Investment securities decreased by $1.4 million during the second quarter to $104.7 million at June 30, 2026 from $106.1 million at March 31, 2026, and decreased by $9.3 million from $114.1 million at December 31, 2025. Investment securities decreased by $9.7 million, when compared to $114.5 million at June 30, 2025. The decrease in the second quarter of 2026 was the result of $1.5 million in paydowns, and an decrease in unrealized losses of $105 thousand.

Total deposits were $1.18 billion at June 30, 2026, a decrease of $4.1 million, or 0.35%, compared to March 31, 2026, and an increase of $2.2 million, or 0.19%, compared to December 31, 2025. When compared to $1.14 billion at June 30, 2025, total deposits increased by $40.4 million, or 3.54%. Noninterest bearing deposits decreased by $11.1 million and interest-bearing deposits increased by $6.9 million during the quarter. Lower cost interest bearing deposits increased by $7.3 million during the quarter, and time deposits decreased by $397 thousand.

Total stockholders’ equity increased by $5.1 million, or 4.66%, to $115.3 million at June 30, 2026, from $110.1 million three months earlier, and increased $7.6 million, or 7.07%, from $107.7 million at December 31, 2025. Total stockholders’ equity increased by $17.4 million, or 17.81%, when compared to $97.9 million at June 30, 2025. The change during the quarter was due to earnings of $5.0 million and $82 thousand in other comprehensive income during the quarter. Book value increased from $19.00 per share at December 31, 2025 to $20.32 per share at June 30, 2026.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of our plans or strategies, is inherently uncertain and subject to a number of risks. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to: changes in interest rates; general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the economic impact of duties, tariffs or other barriers or restrictions on trade, and any retaliatory counter measures, and the volatility and uncertainty arising therefrom; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; the Company’s capital and liquidity; competition; demand for financial services in the Company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2025. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending June 30, 2026)

Skyline Bankshares, Inc.

Condensed Consolidated Balance Sheets

June 30, 2026; March 31, 2026; December 31, 2025; June 30, 2025

	June 30,	March 31,	December 31,	June 30,
(dollars in thousands except share amounts)	2026	2026	2025	2025
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$19,529	$19,699	$19,724	$21,420
Interest-bearing deposits with banks	373	137	3,125	22,738
Federal funds sold	-	-	343	516
Investment securities available for sale	104,748	106,142	114,096	114,460
Restricted equity securities	4,715	3,812	3,474	5,139
Loans	1,108,258	1,086,279	1,058,198	1,027,533
Allowance for credit losses	(9,150)	(8,914)	(8,666)	(8,374)
Net loans	1,099,108	1,077,365	1,049,532	1,019,159
Cash value of life insurance	27,558	27,058	27,169	26,829
Properties and equipment, net	40,479	40,503	40,760	37,190
Accrued interest receivable	4,824	4,515	4,541	4,234
Core deposit intangible	2,708	2,874	3,043	3,395
Goodwill	7,900	7,900	7,900	7,900
Deferred tax assets, net	3,911	3,784	3,696	4,680
Other assets	16,082	16,140	15,900	15,188
Total assets	$1,331,935	$1,309,929	$1,293,303	$1,282,848

Liabilities
Deposits
Noninterest-bearing	$370,898	$381,952	$371,001	$352,550
Interest-bearing	809,460	802,535	807,164	787,449
Total deposits	1,180,358	1,184,487	1,178,165	1,139,999

Borrowings	27,676	6,623	-	37,500
Accrued interest payable	526	521	531	614
Other liabilities	8,100	8,155	6,943	6,883
Total liabilities	1,216,660	1,199,786	1,185,639	1,184,996

Stockholders’ Equity
Common stock and surplus	34,107	34,043	33,984	33,607
Retained earnings	94,503	89,517	86,617	79,675
Accumulated other comprehensive loss	(13,335)	(13,417)	(12,937)	(15,430)
Total stockholders’ equity	115,275	110,143	107,664	97,852
Total liabilities and stockholders’ equity	$1,331,935	$1,309,929	$1,293,303	$1,282,848
Book value per share	$20.32	$19.42	$19.00	$17.31
Tangible book value per share(1)	$18.45	$17.52	$17.07	$15.32

Asset Quality Indicators
Nonperforming assets to total assets	0.29%	0.36%	0.37%	0.16%
Nonperforming loans to total loans	0.34%	0.44%	0.45%	0.20%
Allowance for credit losses to total loans	0.83%	0.82%	0.82%	0.82%
Allowance for credit losses to nonperforming loans	240.03%	187.51%	180.17%	408.09%

(1) Tangible book value is a Non-GAAP financial measure defined as stockholders’ equity less goodwill and other intangible assets, divided by shares outstanding, that the Company believes is a meaningful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

Skyline Bankshares, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands except share amounts)	2026	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$16,866	$16,229	$15,367	$33,095	$30,088
Interest-bearing deposits in banks	39	23	126	62	173
Federal funds sold	3	1	5	4	7
Interest on securities	577	604	653	1,181	1,335
Dividends	56	60	113	116	145
	17,541	16,917	16,264	34,458	31,748
Interest expense
Deposits	3,197	3,321	3,441	6,518	6,776
Interest on borrowings	200	82	363	282	789
	3,397	3,403	3,804	6,800	7,565
Net interest income	14,144	13,514	12,460	27,658	24,183

Provision for credit losses	210	279	284	489	462
Net interest income after
Provision for credit losses	13,934	13,235	12,176	27,169	23,721

Noninterest income
Service charges on deposit accounts	696	650	606	1,346	1,190
Other service charges and fees	1,121	995	1,016	2,116	1,932
Mortgage origination fees	151	112	82	263	117
Increase in cash value of life insurance	206	179	180	385	354
Life insurance income	-	-	-	-	60
Other income	39	51	17	90	34
	2,213	1,987	1,901	4,200	3,687
Noninterest expenses
Salaries and employee benefits	5,227	4,834	4,850	10,061	9,350
Occupancy and equipment	1,528	1,547	1,405	3,075	2,884
Data processing expense	915	896	873	1,811	1,721
FDIC Assessments	205	249	238	454	484
Advertising	293	264	250	557	494
Bank franchise tax	150	150	132	300	264
Director fees	103	114	102	217	195
Professional fees	223	224	248	447	550
Telephone expense	94	115	118	209	242
Core deposit intangible amortization	166	169	208	335	420
Other expense	889	808	796	1,697	1,479
	9,793	9,370	9,220	19,163	18,083
Net income before income taxes	6,354	5,852	4,857	12,206	9,325

Income tax expense	1,368	1,251	1,056	2,619	1,951
Net income	$4,986	$4,601	$3,801	$9,587	$7,374

Net income per share	$0.89	$0.82	$0.68	$1.71	$1.32
Weighted average shares outstanding	5,617,204	5,617,204	5,584,704	5,617,204	5,584,704
Dividends declared per share	$0.00	$0.30	$0.00	$0.30	$0.25

Skyline Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and understanding the Company’s financial condition, capital position and financial results. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. The non-GAAP financial measure presented in this document includes tangible book value per share. The following tables present calculations underlying non-GAAP financial measures.

	June 30,	March 31,	December 31,	June 30,
(dollars in thousands except share amounts)	2026	2026	2025	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Tangible Common Equity
Total stockholders’ equity (GAAP)	$115,275	$110,143	$107,664	$97,852
Less: Goodwill	(7,900)	(7,900)	(7,900)	(7,900)
Less: Core deposit intangible	(2,708)	(2,874)	(3,043)	(3,395)
Tangible common equity (non-GAAP)	$104,667	$99,369	$96,721	$86,557
Common stock shares outstanding	5,672,204	5,672,204	5,666,204	5,651,704
Book value per share (GAAP)	$20.32	$19.42	$19.00	$17.31
Tangible book value per share (non-GAAP)	$18.45	$17.52	$17.07	$15.32